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                                                Filed pursuant to Rule 424(b)(3)
                                                                 File #333-39978

                FIRST PROSPECTUS SUPPLEMENT DATED APRIL 10, 2001

                                       TO

                        PROSPECTUS DATED AUGUST 30, 2000

                                7,967,742 SHARES

                             NEWPARK RESOURCES, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

         This prospectus supplement supplements the prospectus dated August 30, 2000 of Newpark Resources, Inc. ("Newpark") relating to up to 7,967,742 shares of common stock, $.01 par value per share, of Newpark which consists of the following: up to 6,067,742 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock ("Series B Preferred Stock") and as dividends on the Series B Preferred Stock, and up to 1,900,000 shares of our common stock issuable upon exercise of a warrant (the "Warrant"). This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus. The term "Selling Stockholder" as used in the prospectus shall be deemed to include the change in the selling stockholder identified in the table below.

         We have been informed that Fletcher International, Ltd., a company organized under the laws of Bermuda, purchased the Series B Preferred Stock and the Warrant from Fletcher International Limited, the selling stockholder named in the accompanying prospectus, in a private transaction exempt from the registration requirements under the Securities Act of 1933. Because the Series B Preferred Stock was transferred in a transaction that was exempt from registration, Fletcher International, Ltd. replaced Fletcher International Limited as the selling stockholder under the prospectus. Fletcher International, Ltd. may effect sales of up to 7,967,742 shares of our common stock in the manner set forth under the caption "Plan of Distribution."

         In connection with the transaction described above, (i) Fletcher International Limited has transferred to Fletcher International, Ltd. all of the shares of our common stock issuable (x) upon conversion of the Series B Preferred Stock, (y) as dividends on the Series B Preferred Stock and (z) upon exercise of the Warrant, described under the captions "Selling Stockholder" and "Plan of Distribution" in the accompanying prospectus, together with Fletcher International Limited's rights and obligations with respect to the registration of our common stock under the Securities Act of 1933, and (ii) Fletcher International, Ltd. has become the "Selling Stockholder," as that term is used in the accompanying prospectus.

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         The table appearing on page 19 in the prospectus under the caption
"Selling Stockholder" is amended in the following manner:

                                   SHARES OF COMMON                   SHARES OF           SHARES OF COMMON
                                      STOCK OWNED                    COMMON STOCK            STOCK OWNED
NAME                            PRIOR TO THE OFFERING(1)             TO BE SOLD(2)        AFTER OFFERING(3)
----                            ------------------------             -------------        -----------------
Fletcher International, Ltd.            10,276,686                    6,133,152                    0

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(1)      Consists of (a) 4,233,152 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock and issued or issuable as dividends on the Series B Convertible Preferred Stock as of March 26, 2001 and (b) 1,900,000 shares of our common stock issuable upon exercise of the Warrant. Also includes the following securities not being offered or sold under this prospectus: 4,143,534 shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock and issued or issuable as dividends on the Series C Convertible Preferred Stock as of March 26, 2001.

(2) The actual number of shares of our common stock offered by this prospectus and included in the Registration Statement of which this prospectus is a part includes, pursuant to Rule 416 under the Securities Act of 1933, an additional number of shares of our common stock which may be issuable with respect to the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock or upon exercise of the Warrant to prevent dilution resulting from stock splits, stock dividends or other similar transactions.

(3) Assumes sale of all common stock issuable upon conversion of our Series C Convertible Preferred Stock and as dividends on the Series C Convertible Preferred Stock pursuant to a separate registration statement on Form S-3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

            The date of this Prospectus Supplement is April 10, 2001.


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